Exhibit 99.1

U.S. SHIPPING PARTNERS L.P. ANNOUNCES THIRD QUARTER 2004 EARNINGS

EDISON, N.J., Dec. 13 /PRNewswire-FirstCall/ — U.S. Shipping Partners L.P. (NYSE: USS) reported earnings for United States Shipping Master LLC and its subsidiaries (the “Predecessor”), for the three and nine month periods ended September 30, 2004.  On November 3, 2004, the Predecessor contributed substantially all of its assets and liabilities to U.S. Shipping Partners L.P. in connection with the initial public offering of common units representing limited partner interests in U.S. Shipping Partners L.P.

For the three months ended September 30, 2004, net income was $6.5 million, compared to $0.7 million for the three months ended September 30, 2003.  The increase of $5.8 million resulted from an increase of $6.2 million in operating income, partially offset by increased interest expense.  For the nine months ended September 30, 2004, net income increased to $7.5 million from $4.0 million for the nine months ended September 30, 2003.  The increase of $3.4 million resulted from an increase in operating income of $7.0 million, partially offset by a loss on extinguishment of debt of $3.2 million and increased interest expense.

For the three months ended September 30, 2004, operating income was $9.3 million, compared to $3.1 million for the three months ended September 30, 2003.  The increase of $6.2 million resulted primarily from contractually escalated time charter equivalent rates coupled with the addition of two parcel tankers, the Charleston and the Chemical Pioneer.  The Charleston was acquired in April 2004 and the Chemical Pioneer, purchased in May 2003, was in drydock for the three months ended September 30, 2003.  For the nine months ended September 30, 2004, operating income was $18.5 million compared to $11.5 million for the nine months ended September 30, 2003.  The increase of $7.0 million resulted from the operation of the additional parcel tankers coupled with contractually escalated time charter equivalent rates on our existing integrated tug barges.

BUSINESS OUTLOOK

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.

Although U.S. Shipping Partners L.P. anticipates a net loss in the fourth quarter due to certain one-time expenditures as detailed in final prospectus, dated October 28, 2004, or its public offering, including a loss on debt extinguishment and executive bonuses, it is on plan to pay its initial quarterly distribution to unitholders for the quarter ending December 31, 2004.  This distribution will be pro-rated to cover the period from November 3, 2004 (the completion date of the initial public offering) to December 31, 2004.

U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services, principally for refined petroleum products, in the U.S. domestic “coastwise” trade.  U.S. Shipping Partners L.P. is also involved in the coastwise transportation of petrochemical and commodity chemical products.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements.

U.S. Shipping Partners L.P.

Successor to United States Shipping LLC

Consolidated Statements of Operations

(unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Revenues	$35,716	$20,389	$89,486	$59,273
Operating expenses
Vessel operating expenses	13,004	8,823	33,418	23,899
Voyage expenses	5,475	2,519	14,595	6,860
General and administrative expenses	1,683	1,631	5,185	4,219
Depreciation and amortization	6,227	4,275	17,748	12,776
Total operating expenses	26,389	17,248	70,946	47,754
Operating income	9,327	3,141	18,540	11,519
Interest expense	2,919	2,471	8,048	7,520
Loss on debt extinguishment	—	—	3,167	—
Other income	(115)	(35)	(222)	(98)
Income (loss) before income taxes	6,523	705	7,547	4,097
Provision for income taxes	26	24	69	49
Net income	$6,497	$681	$7,478	$4,048

U.S. Shipping Partners L.P.

Successor to United States Shipping LLC

Unaudited Other Financial Data

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Voyage revenues	$35,716	$20,389	$89,486	$59,273
Voyage expenses	5,475	2,519	14,595	6,860
Net voyage revenue(1)	$30,241	$17,870	$74,891	$52,413

(1) Net voyage revenue is equal to voyage revenue less voyage expenses. Net voyage revenue is a non-GAAP financial measure which we use in our business when comparing performance in different periods.  Net voyage revenue is not calculated or presented in accordance with generally accepted accounting principles, or GAAP.

We derive our voyage revenue from time charters, contracts of affreightment, consecutive voyage charters and spot charters, which are described in more detail under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.  One of the principal distinctions among these types of contracts is whether the vessel operator or the customer pays for voyage expenses, which include fuel, port charges, pilot fees, tank cleaning costs and canal tolls. Some voyage expenses are fixed, and the remainder can be estimated.  If we, as the vessel operator, pay the voyage expenses, we typically pass these expenses on to our customers by charging higher rates under the contract.  As a result, although voyage revenue from different types of contracts may vary, the net revenue that remains after subtracting voyage expenses, which we call net voyage revenues, is comparable across the different types of contracts.  Therefore, we principally use net voyage revenue, rather than voyage revenue, when comparing performance in different periods.

Contact:	Albert Bergeron, CFO of U.S. Shipping Partners L.P.
1-732-635-2705

http://www.usslp.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding U.S. Shipping Partners L.P.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.